99.2 Transcript of Conference Call

RadNet, Inc.

Second Quarter 2013 Financial Results Conference Call

August 9, 2013

Operator: Good day and welcome to the RadNet, Inc. Second Quarter 2013 Financial Results conference call. Today’s conference is being recorded.

At this time, I’d like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead.

Mark Stolper: Thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s second quarter 2013 earnings results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based upon management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2012, and RadNet’s quarterly report on Form 10-Q for the three-month period ended June 30th, 2013.

Undue reliance should not be placed on forward-looking statements, especially guidance on future performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet.

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Dr. Howard Berger: Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our second quarter 2013 results, give you more insight into factors which affected this performance and discuss our future strategy. After the prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

We are pleased with the improvement in our business in the second quarter relative to the first quarter of this year. Procedural volumes, revenue, EBITDA and net income increased on a sequential basis from this year’s first quarter. Most significantly, our revenue increased 2.1%, our EBITDA increased 4.5% and our net income increased by over $4 million from the first quarter this year. In particular, we were pleased to see a significant improvement in the performance of a number of our Northeastern operations, which had a weak start to the year. Procedural volumes rebounded nicely in the East after a soft January and February, and our regional operating teams report the continuation of this improvement into the third quarter.

Having said this, the operating environment industry-wide remains challenging. Private payors continue to manage utilization carefully, with preauthorization processes and by engaging third party radiology benefit managers. Physician practices have increasingly been purchased by local hospitals and health systems, causing more patient referrals by these purchase groups to be directed into hospital imaging centers. Pricing remains under pressure by both Medicare and private payors alike, and patients continue to migrate to high deductible plans, making them more discerning about utilizing healthcare services.

Although this operating environment poses challenges to RadNet, like it does to all industry participants, we are not standing on the sidelines, sitting idle. In many ways, this operating environment helps us distinguish and distance ourselves from our competitors, and we are taking action to improve our business and adapt it to these dynamic times in our industry.

First, the industry pressures drive consolidation. Increasingly, smaller imaging centers and radiology groups see the necessity and wisdom around becoming part of a larger, better capitalized and more professionally run organization. This plays into RadNet’s strength and our leading position as the consolidator in our regional markets. Acquisition multiples remain in historic lows, at the three to four times EBITDA range, and I don’t anticipate this changing any time soon.

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Second, industry pressures are continuing but slow rationalization of capacity is afoot. This includes physician self-referrals exiting the scanning business, older radiologists retiring and struggling or non-viable imaging centers shutting their doors. This is healthy for the imaging industry, as it addresses some of the overcapacity that has existed in our industry for years, and it benefits those industry participants who survive. We expect RadNet to continue to benefit from this capacity rationalization.

Third, unlike our smaller competitors, we are positioned in select markets to see various ways to establish long-term fair pricing with payors. For example, we continue to have constructive discussions with regional hospitals and health systems about partnership arrangements. We have approximately 10 of these types of relationships in Maryland and continue to build our partnership relationship with Barnabas Health in New Jersey. Our regional density, cost structure, breadth of capabilities and business acumen distinguish us in these conversations, and we recognize that many of these hospitals and health systems provide these ventures with local market negotiating strength with the payors. Other ways we can protect our private payor pricing is through using our leverage as a scale player in select markets, where we are an integral part of the healthcare delivery system. We have had recent success in certain East Coast markets and our strategy is to continue to see market density and relevance in other markets.

Fourth, we are positioned to grow our capitation business which we believe is one of the promising models of the future for controlling healthcare costs in general. The healthcare industry has been slow to adopt this model of risk-taking and risk-sharing outside of a select group of markets like California and Florida. We find that more and more interest in these arrangements is arising in other markets as a result of exploration surrounding Obamacare and accountable care organization formation. Our 20-year experience with capitation, our substantial infrastructure related to utilization management and contract management and our regional density gives us significant advantage in these discussions relative to other industry players.

And lastly, the difficult operating environment continues to bring us opportunities to expand in the adjunct areas of imaging and imaging-related operations. We are already in the information technology business with our eRAD product, we have total radiology capabilities and physician staffing with our imaging on call subsidiary, we provide medical oncology services in select markets, particularly surrounding breast disease management with our BreastLink business, and we recently bought 40% of a small radiation oncology business which operates within one of our core local markets, where we have substantial BreastLink medical oncology operations and referrals. We will continue to seek these imaging-related opportunities that have synergy with our core business.

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We also believe we have a lot to be optimistic about for the remainder of 2014—2013. It should be noted that we have front loaded a significant amount of our budgeted capital expenditures in the first half of the year. As a result, we are only budgeting to spend an additional 12 to 15 million for the remainder of the year. Combined with projected cash interest expense in the second half of 2013 of between 20 to 21 million as a result of our senior term loan re-pricing transaction in April, we expect significantly more free cash flow generation over the next two quarters. Since we were virtually undrawn on our revolver at the end of the second quarter, we expect to be accumulating a significant cash balance during the second half of 2013. This cash balance could be used for debt repayment and to enhance our flexibility to address the most expensive part of our capital structure, our senior unsecured notes which become callable in April of next year.

Our pipeline for accretive acquisition opportunities remains active. As an example, on October—excuse me, August 1st, 2013, subsequent to the end of the second quarter, we completed the acquisition of Manhattan Diagnostic Radiology, a multi-modality operation with four imaging centers located on the upper east side of Manhattan, New York for cash consideration of $2.3 million. The facilities will be operated in conjunction with the Lennox Hill Radiology Group of centers. As a part of this transaction, we expect to close one of MDR’s facilities and, over time, aspects of our respective Lennox Hill and MDR businesses such as patient scheduling, certain equipment and operating personnel may be consolidated with each other in ways that better serve our patient and referring physician communities and which drive cost efficiencies.

This transaction will increase our breadth of services, patient capability and efficiency in Manhattan. We continue to be excited about opportunities within Manhattan and the other New York City boroughs. Manhattan in particular represents a new core market for us and we believe there are further opportunities there for expansion, growth and consolidation. Manhattan has patient density unlike any other market we have seen, and we believe we can operate there with great efficiency and strong margins.

We remain optimistic about our slow but steady migration into voice recognition transcription services and the broad-based rollout of our eRAD radiology information systems and picture archiving communication systems, otherwise known as PACS. As we methodically integrate these solutions into all of our centers, we gain efficiencies that allow us to reduce staffing and increase scanning throughput, operating leverage and the level of service that we provide to our patient and referring physician communities. For example, voice recognition transcription gives radiologists high productivity speech recognition that streamlines the diagnostic report production process and produces higher quality documentation for referring physicians. The result of this integration will be substantial cost savings from eliminating more expensive transcription costs we pay to employees and outside vendors, faster report turnaround to our referring physicians, as well as certain labor efficiencies we will achieve through the streamlining of related processes.

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Lastly, we anticipate improving results in the second half of 2013, arising from the further financial contribution of our Barnabas Health relationship. Last quarter, we began a utilization management contract with Barnabas to manage the imaging needs of the approximately 30,000 Barnabas employees and dependents. Additionally, during the first half of the year, we opened two new facilities within the Barnabas joint ventures in Cedar Knolls and Morris, Sussex, New Jersey. We anticipate improving results from these two facilities, as well as the other management services we are providing to Barnabas imaging assets during the second half of the year.

At this time, I’d like to turn the call over to Mark to discuss some of the highlights of our second quarter 2013 performance. When he is finished, I will make some closing remarks.

Mark Stolper: Thank you, Howard. I’m now going to briefly review our second quarter 2013 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance. Lastly, I will reaffirm our previously-announced 2013 financial guidance levels.

In my discussion, I will use the term ‘adjusted EBITDA’, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity compensation. Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period. A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our second quarter 2013 results. For the three months ended June 30th, 2013, RadNet reported revenue and adjusted EBITDA of $183.5 million and $30 million, respectively. Revenue increased $11.7 million or 6.8% over the prior year’s same quarter and adjusted EBITDA decreased 1.3 million or 4.2% over the prior year’s same quarter. The increase in revenue for the second quarter of last year—from last year was principally driven by procedural volume increases from acquired entities, specifically Lennox Hill Radiology, which we acquired on the last day of 2012. The EBITDA impact of Lennox Hill was offset by declines in same-center performance. Same-center procedural volume decreased 0.3% as compared to the second quarter of 2012 and pricing declines caused our same-center revenue to decrease by approximately 5%.

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For the second quarter of 2013, as compared to the prior year’s second quarter, MRI volume increased 10.7%, CT volume decreased 0.6% and PET/CT volume decreased 2.4%. Overall volume, taking into account routine imaging exams, inclusive of X-ray, ultrasound, mammography and other exams, increased 7.8% over the prior year’s second quarter. In the second quarter of 2013, we performed 1,134,982 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.3% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2013 were as follows: 151,438 MRIs as compared with 136,770 MRIs in the second quarter of 2012; 100,693 CTs as compared to 101,322 CTs in the second quarter of 2012; 5,940 PET/CTs as compared with 6,084 PET/CTs in the second quarter of 2012; and 876,911 routine imaging exams, which include nuclear medicine, ultrasound, mammography, X-ray and other exams, as compared with 808,901 of all these exams in the second quarter of 2012.

Net income for the second quarter was $0.07 per diluted share compared to net income of $0.07 per diluted share in the second quarter of 2012. Adjusting for the change in the presentation of the provision for income taxes as a result of the reversal of a valuation allowance against our deferred tax assets recorded in the fourth quarter of 2012, income before income taxes in the second quarter of 2013 was $5.3 million as compared with income before income taxes of $3.3 million in the second quarter of 2012.

Affecting operating results in the second quarter of 2013 were certain non-cash expenses and non-recurring items, including the following: $630,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $117,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously-announced acquisitions; $192,000 loss on the disposal of certain capital equipment; $1.2 million of non-cash amortization of deferred loan costs and discount on the issuance of debt as part of our existing credit facilities; and $2.1 million gain on the sale of our North Real (ph) New Jersey imaging center to Barnabas Health at the beginning of the second quarter.

With regards to some specific income statement accounts, overall GAAP interest expense for the second quarter of 2013 was $11.3 million. This compares with GAAP interest expense in the second quarter of 2012 of $13.5 million. The decline in interest expense was primarily related to the re-pricing of our senior secured term loan which we completed in early April. Under the terms of the re-pricing, the spread above LIBOR of our senior secured term loan has decreased by 1%, from 4.25% to 3.25%. Additionally, prior to the re-pricing transaction, the LIBOR rate underlying the senior secured term loan was subject to a floor of 1.25%. Under the terms of the re-pricing, the LIBOR floor has been reduced by 25 basis points to 1%. We project approximately $5 million per year of cash interest expense savings from the re-pricing transaction.

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For the second quarter of 2013, provision for bad debt expense was 3.8% of our revenue compared with 3.7% for the second quarter of 2012.

With regards to our balance sheet, as of June 30th, 2013, after giving effect to bond and term loan discounts, we had $583.5 million of net, which is total debt less our cash balance, and we were drawn $1 million on our revolving $101 million line of credit. We repaid $2.5 million of notes and leases payable during the quarter. In the second quarter, we had cash capital expenditures, net of asset and imaging center dispositions, of $15.4 million. Year-to-date, we had cash capital expenditures, net of asset, JV interest and imaging center dispositions, of $21.3 million. Because we are budgeting to spend only an additional 12 to $15 million of capital expenditures in the second half of 2013, we expect to benefit from increased cash flow for the remainder of the year. We anticipate using this accumulation of cash for future debt pay down, position ourselves with more flexibility to address our senior unsecured notes which are callable in April of next year.

Since December 31st, 2012, accounts receivable increased approximately $10.2 million and our net days sales outstanding, or DSOs, were $58.2 million, a decrease of approximately 5.1 days since year end 2012.

At this time, I’d like to reaffirm our 2013 fiscal year guidance levels, which we released in March as part of our 2012 fourth quarter and full year earnings press release. RadNet reaffirms the following previously-announced guidance ranges: For revenue, 700 to $730 million; for adjusted EBITDA, 120 to $130 million; for capital expenditures, 35 to $40 million; for cash interest expense, 42 to $47 million; and for free cash flow generation, defined by the Company as adjusted EBITDA less total capital expenditures and cash paid for interest, 35 to $45 million.

Confirm our guidance implies that we are experienced—that as we experienced in the second quarter of 2013 relative to the first quarter, we are expecting continued improvement in our business during the second half of 2013. We remain optimistic this is achievable due, in part, to the contribution of cost savings initiatives from our information technology implementation of our eRAD subsidiaries, radiology information system and picture archiving communications system and voice recognition transcription solutions, as well as expected operating improvements in some of our East Coast regions which experienced softness in the first half of 2013.

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I’ll now take a few minutes to give you an update on 2014 Medicare reimbursement and discuss what we know with regards to 2014 anticipated Medicare rates. With respect to 2014 Medicare reimbursement, we recently received a matrix for proposed rates by CPT code which is typically part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2013 rates. We volume-weighted our analysis using expected 2014 procedural volumes. Our initial analysis shows a drop of approximately 10% for 2014 rates, resulting to us in an estimated 10 to $15 million Medicare revenue decrease for next year. The rate decreases are heavily weighted towards MRI and CT, with declines in certain more frequent procedures, in the 15% range. Declines on the routine imaging side of our business – X-ray, ultrasound, mammography, for instance – are much more nominal in nature.

Additionally, there has been discussion regarding new cost-to-charge ratios, or CCR, for CT and MRI proposed in the fiscal year 2014 inpatient prospective payment system rule, or IPPS. Specifically, CMS is proposing to use new cost-to-charge ratios based on cost centers for those services. CCRs are cost—charge ratios are used to estimate hospital costs per study by adjusting hospital charges. The new CT and MRI CCRs are lower than the general radiology CCR CMS has used in the DRG rate setting in the past. There is a risk that the new CCRs for hospitals might find their way into the 2014 HOPPS proposed rule, or Hospital Outpatient Prospective Payment System rule, thus lowering HOPPS rates.

As many of you recall, our pricing for Medicare is subject to the lower of the physician fee schedule and the HOPPS schedule. At this time, we do not believe the potential lowering of the HOPPS schedule based upon the CCR approach will add significantly to any reimbursement cut to RadNet since, in most cases, the physician fee schedule will either continue to be below the new HOPPS rates or the new HOPPS rates will partially mitigate any cut. Of course, these proposed rates are subject to comment from lobbying and industry groups and there is no assurance the final rule to be released in November 2013 timeframe will reflect these same proposed rates. In recent years, the final rule issued in the October/November timeframe decreased initially proposed cuts released earlier in the year as the initial proposal.

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Whether or not the final rule in November timeframe is consistent with these proposed rates, we will continue to be focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. For instance, we will continue to save money during our implementation of the eRAD RIS and PACS products, as well as voice recognition transcription. We will continue to seek pricing increases in regions where we are essential to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared to hospital settings. We will also continue to pursue partnership opportunities with local hospitals and health systems where we think these arrangements could result in increased volumes and long-term stable pricing from private payors. Lastly, we will continue to acquire strategic targets at three to four times EBITDA in our core geographies that further our strength in local markets and achieve efficiencies with our existing operations.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger: Thank you, Mark. Our strategy is to continue to execute on the principle business tenets that will ensure our future success. The first is scale. In our highly fragmented industry which is suffering immense pressures of lower reimbursement, decreasing utilization and lower availability of capital, size matters. Our cost structure, leverage with suppliers and payors and industry relationships with powerful joint venture partners set apart RadNet from other industry players. We will continue to make strategic acquisitions in our regions, particularly tuck-in transactions of single centers and small groups. We will also continue to leverage our scale and expertise to partner with powerful local health systems and hospitals.

We are focused on free cash flow generation and positioning ourselves with more financial flexibility. We feel this is important as we want to give us as many options to ultimately address the most expensive part of our capital structure, our senior unsecured notes, either in April when these notes become callable or any time thereafter. We expect to generate significantly more free cash flow during the second half of 2013.

The third tenet of our business focus is on efficiency, cost containment and the maintaining of operating margins. As discussed earlier on this call and in previous quarters, we have key initiatives that will drive performance and continue to mitigate any reimbursement pressures that may occur in the future. Example of these are implementation of our eRAD RIS and PACS system-wide, voice recognition transcription, effective purchasing of supplies and equipment maintenance and the consolidation of costs and the elimination of unnecessary expenses with respect to newly-acquired operations. We will continue to identify other avenues to save costs and achieve efficiencies within our business in the future.

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And finally, our strategy continues to be to diversify our capabilities. This has included our entry into radiology software, tele-radiology and professional services and medical oncology initiatives that are heavily imaging dependent. We are leveraging these capabilities to provide a continuum of services to joint venture partners who seek an imaging partner who can provide solutions to all of their diagnostic needs. Furthermore, each product offering represents a unique growth opportunity in and of itself, and these offerings are far less capital intensive than our core business.

Operator, we are now ready for the question and answer portion of the call

Operator: Thank you. If you would like to ask a question, please press star, one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star, one for questions.

We’ll go first to Henry Reukauf at Deutsche Bank.

Henry Reukauf: Good morning, guys. Just on your guidance for the that you confirmed – and Howard, I think you said that you had—you know, you were seeing volumes stable, I guess up and pretty strong as far as this quarter – you do have to have a better back half than you did the first half. How confident do you feel in those volumes, and can you just discuss a little bit in general?

Dr. Howard Berger: Yes. Hi, Henry, good morning. I feel very confident, both in terms of volumes that we’re seeing good traction on here in the second quarter and extending into the quarter, but also with the opportunities that we have that Mark and I discussed about cost containment measures such as our IT technology, which really has just begun implementation Company-wide here in the third quarter. We expect significant savings from that to translate into cost reduction here in the third and fourth quarter and extending into the 2014 period. That, along with efforts that we’re making in newly-acquired operations, expansion of our relationship with Barnabas Health in New Jersey, as well as other initiatives that we’re looking at give me an enormous amount of confidence that our guidance at this time is comfortable and achievable.

But we’re focused on both sides of the P&L, revenue but also on expenses. As long as we’re driving the revenue, we feel we have adequate capabilities inside the Company to continue to find opportunities to reduce expenses, both in the costs of doing business and in potentially salaries as a result of efficiencies that we can achieve given somewhat of our unique strategic positioning in our markets.

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Henry Reukauf: So I guess, if I hear this—just if I—to paraphrase, so volumes are good so far but, you know, they can move unexpectedly one way or another, but they’re good so far; but your confidence in the guidance is just that you do think you’re going to be reducing costs in the back half of the year. Can you talk about, you know, maybe the size of that reduction?

Dr. Howard Berger: Well, it’s hard to talk about it, only because it’s a slow implementation, Henry. In other words, this is not something where we can just plug and play and all of a sudden get the benefits overnight, so we have to roll out the IT solutions, as we talked about, both on PACS, RIS and voice recognition over a period of time. It’s quite possible that our discussions in prior quarters where we expected a 10 to $15 million savings from these initiatives are still what we’re looking at, but it will be evolving over a period of time. How much of that occurs in the third quarter versus the fourth and versus the first quarter of 2014 is hard to say, but it will be something that we can look towards and maybe, in future quarters, give a little bit more specificity to.

We’re focused on the main part of this, being our voice recognition, which has immediate benefits throughout the operation which is now being rapidly implemented and, hopefully, completed perhaps by the beginning of the fourth quarter and where the majority of the savings will come from. So, you know, that being said, it should also be recognized that these are not one-time savings. The savings that we’re going to achieve from these kind of operating metrics are locked into the Company’s performance for the foreseeable future.

Henry Reukauf: Okay. So I think you talked about, you know, that you had cushion in the guidance from PACS, RIS and the voice recognition. The 10 to 15 million you’re kind of confirming right now, and that’s yet to come but it’ll be spread out over, you know, six months to nine months, something like that, rolling in over time.

Dr. Howard Berger: Yes.

Henry Reukauf: But we can think about that type of expense reduction, okay.

Dr. Howard Berger: Yes, and I would indicate also, Henry, that very little of that savings opportunities occur—has occurred so far this year.

Henry Reukauf: Okay. And then just maybe on the—two, one on the HOPPS. How much now is that above kind of the physician fee schedule rates? And then I guess the last question is just on your pricing with commercial contracts, you talked about how you’re doing well there. I think the comment was that you—you know, last quarter, you were seeing contracts maybe flat to up 1%. Is that still the case? And that’s it for me.

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Mark Stolper: Sure, Henry. I’ll comment on the HOPPS schedule relative to the Medicare fee schedule. Going back to 2007 with the implementation of the Deficit Reduction Act and making the imaging industry subject to the lower of the physician fee schedule and HOPPS, there was a huge impact on the industry because, at the time when HOPPS was introduced into the equation, the HOPPS schedule was significantly lower than the Medicare fee schedule, which then drove a cut for the industry, and particularly on MRI and CT and PET/CT, meaning the more advanced imaging. What’s occurred since that time, since 2007 is a fairly steady decline in the physician fee schedule so that, over the last two years, predominantly all of our CPT codes have been reimbursed under the physician fee schedule as opposed to HOPPS.

Today – and you have to look at it by CPT code – today, it’s not uncommon that the Medicare fee schedule is 10 to 20% lower than where HOPPS rates are, and what’s actually happened over the last several years is that HOPPS has increased each year on average by about 1.9%, so the HOPPS schedule has kept going up; the Medicare fee schedule has kept going down so that spread has widened. So my comment on the reimbursement section is that, if this CCR approach that they’ve proposed in the inpatient prospective system with the hospitals gets adopted under the HOPPS proposal, that much of those declines will be mitigated by the fact that the Medicare fee schedule is already significantly below HOPPS.

Henry Reukauf: Okay. And just on commercial pricing, then.

Mark Stolper: Commercial pricing, you know, we’ve seen, on average, some deterioration in commercial pricing, and it’s really market-by-market based. There’s a couple of east coast markets where we’ve actually been successful in getting price increases and then there has been some markets where, you know, we don’t have the same type of leverage and importance in the healthcare delivery system where we’ve seen some deterioration, and we felt—we’ve also felt some deterioration in pricing because of sequestration and certain health plans, specifically, you know, those that are tied to Medicare such as the Medicare Advantage plans automatically, because they’re getting reimbursed from CMS, pass through those pricing declines to us. So we’ve had some whittling away on average of our private payor contracts over the last several years, but it really is market-by-market specific, but I would tell you it’s in the, you know, 1 to 3% range.

Henry Reukauf: Okay, and how many of your contracts—how much of your payment comes from Medicare Advantage?

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Mark Stolper: It’s relatively small. I don’t have that percentage. We don’t—it’s part of our bucket of commercial contracts, you know, because it’s driven and managed by, you know, the managed care players, which is 56% of our revenue, but of that 56% of our revenue, it’s a very, very small minority.

Henry Reukauf: Thanks very much.

Mark Stolper: You’re welcome.

Operator: We’ll go next to Miles Highsmith at RBC.

Mile Highsmith: Hey, good morning, guys. Howard, I wanted to go back to, this is an old topic, around preauthorization but just ask a little more on your comments around the pressure there. Is this—you know, we’ve been seeing this and hearing about it for, I guess, close to 10 years, or at least in my mind. I’m curious, is the pace of this pressure getting worse, or is it that this has existed and it just continues to be there? And then I got a couple of follow-ups. Thanks.

Dr. Howard Berger: Specifically, Miles, which pressure are you talking about? (Cross talking).

Miles Highsmith: Around the preauthorization on the part of the…

Dr. Howard Berger: Okay.

Miles Highsmith: Commercial guys and the RBMs (ph).

Dr. Howard Berger: Yes. I think that pressure has been there, probably –I think you’re right – maybe in the 10-year period here. I think it is becoming more visible, not so much because more people are doing it but if you’ve seen more recent reports coming out from the GAO, one for imaging that I think came out earlier this year and then within the last 30 days, one that came out for radiation therapy that just excoriated the whole self-referral issue regarding non-radiologists that own imaging and radiation therapy centers has now brought utilization to the forefront and I think, long term, will be beneficial for the legitimate providers of these services. So I think we’ve all seen it out there. Most of the larger commercial payors have had some kind of preauthorization process for years, but I think the issue of self-referral and overutilization is now being spotlighted in the area that it should be, and that is the financial gain that is inherent in somebody owning imaging assets and controlling where those patients go and benefiting from it.

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So this is outside of Stark, which—the Stark law, which prevents people from being an investor. This goes directly to the heart of those practitioners that have sought to put imaging and radiation therapy into their practices and gain from the benefit of procedures that they’re really not competent to perform but, more importantly, that have financial incentive written all over it and—particularly in radiation therapy where this report came out in the last 30 days, was quite eye-opening, at least as it pertained to urologists that get into radiation therapy for prostate cancer. So I think your perceptions are—it was a longwinded answer, Miles, apologize for that, but I think your perceptions are accurate, but I think that the focus has changed to a national scale that relates not so much just to utilization but really the overutilization that comes from inappropriate self-referral.

Miles Highsmith: Okay, great. That’s very helpful. And then a couple of unrelated questions. You know, I guess it’s been a year or two that you sort of had a heightened focus around maintaining commercial rates and not wanting to take a reduction in commercial rates, and I think you just illustrated some broader ranges as to what that commercial pricing is doing right now. I’m curious about how much are you finding you need to use your leverage? Are these negotiations more contentious in their—have to be, you know, threats on both sides before you can get 1 to 3%, or is it a—has it not been that you’ve had to use that—your market share, for lack of a better tool, to—in that negotiation?

And then my final question is just, as it relates to the physician fee schedule proposal, in the comment period, are there any specific things you’re—the lobby is focused on, either, you know, definitionally in the way they’ve proposed things or, you know, from a broader perspective that you think might give you some chances to see a reduction in the final? Thanks.

Dr. Howard Berger: Well, the answer to the first part of your question is I don’t think I can recall a single instance where a commercial payor has come in and offered to raise our reimbursement. Somehow or another, that’s not built into their DNA. So it does require us to have, you know, a more aggressive conversation with them that I believe we are uniquely capable of having because of the strong presence that we have and relevancy, if not essential, delivery to imaging services end markets, and yes, the conversations have often taken—the tone is that if we can’t negotiate our pricing and reimbursement, we’re prepared to opt out of the networks, and that seems to have resonated. And what’s interesting is that, when you have those conversations, even though they may start being focused on reimbursement, they really quickly change to the kind of things that payors should be concerned about, is—and that is access.

Again, we all get rather swept up in what we get paid for with our MRIs and CTs, but as we have pointed out in every quarter and which Mark’s statistics today continue to amplify, close to 80% of the business that we do is routine imaging, and that’s one of the reasons why we are a multi-modality provider. And it’s the routine imaging that the payors have to really be in mind—or mindful of, I should say, that creates their problems if, in fact, providers like RadNet or others decide to pull out of networks. Where people get those services is far more of concern to referring physicians and patients than where they get their MRIs and CTs. So we have, I think astutely, built our business around the routine imaging so that we can get the benefit of the advanced imaging as a result of these relationships, and in the two markets, meaning Maryland and now in New Jersey with our Barnabas Health partners, we are having conversations that would have been impossible before, some of it related to just access that’s necessary, some of it related to that there are other providers in our—in those marketplaces that are not necessarily first choice for a variety of reasons to the payors, and thirdly, because there is no way that any hospital or hospital system itself can provide the necessary access for all of the imaging demands that are out there; and the health systems that are quick enough to embrace that and understand it will be reaching out to people like RadNet to augment their delivery system, not only for the access they need but to partner with us, perhaps, in the formation of newer and alternative reimbursement methodologies, some of which we talk about casually like ACOs, accountable care organizations, or what’s creeping back, which I am delighted to see, into the radiology lexicon is the word capitation.

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I think capitation or some iteration of capitation is—are conversations that we’re beginning to have outside of California and which I think are becoming more and more recognized as a form of risk-taking and risk-sharing that it has tremendous upside potential with radiologists and radiology groups that are prepared to oversee the delivery of quality radiology services. So on that, again, longwinded answer on the first part of the—your question.

And the second was, again, Miles (cross talking).

Miles Highsmith: Yes, that was all very helpful, thanks. And the second was just on the fee schedule proposal, are there any specific angles you’re pursuing, or (inaudible) sorry, the industry, the lobby is pursuing, you know, in hopes of seeing that potentially dialed back, especially on the higher end side?

Dr. Howard Berger: Well, I think, you know, on some level, Medicare and the federal government is just another payor like everybody else is and we are very seriously considering, and we’ll have dialogue with the appropriate representatives, Congressional representatives, both in the House and the Senate, about what the consequences are of this continued assault on reimbursement for imaging, and the possibility that, much like many other physicians, non-radiologists throughout the country and in some of our markets, that are beginning to opt out of Medicare as being a participating provider. There are other ways to, you know, manage Medicare enrollees and participants and you don’t always have to just bend over and take what they’re giving you. So I believe it again emphasizes the strategy that we have about being the consolidator in the market and, in particular, in the markets that we’re in, and that dialogue may be no different than it is with other commercial payors about the need to maintain access and the consequences of that access being potentially limited or not available.

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Miles Highsmith: Thanks very much.

Operator: We’ll move next to Elie Radinsky with Cantor.

Elie Radinsky: Yes, first of all, congratulations on a good quarter in a very difficult environment. First question really, it’s going back to the capitation issue. Do you believe that this can be a material expansion of your business, or at least a migration to capitation? And with capitation, are you insisting on a relatively large co-pay?

Dr. Howard Berger: Good morning, Elie. The—I think the opportunity for capitation or some iteration of capitation – we tend to use that word a little bit too loosely – but if capitation implies some other form of reimbursement that involves risk-taking and risk-sharing, I would say the upside opportunity on that is unlimited, and I think it is a very active conversation, either that we’re having or that other people are having. The key to that, again though, is access. It isn’t completely about out—you know, what you’re willing to take in the form of bundled payments or capitation, but the very first question that is always asked and the one that we continually focus on is we can only do this if we provide the kind of access that avoids disruption to the payors’ enrollees. I don’t care what kind of price you’re offering them; if they’re going to be forced to send patients, particularly in markets where either the transportation itself is costly or may not even be possible, access will be the first line that they will avoid crossing if they feel that you can’t provide that.

So, again, I think that speaks to our strategy. We don’t have to own every center in every market. We are very capable of doing network development ourself for this delivery, or we’re capable of opening centers if we find pockets where we can fill those centers with some of these new contracts. It could be that with the opportunities, primarily on the east coast, the amount of business that we are willing to do, risk-sharing and at-risk, could dwarf what we have right now in California. So the upside on this, to me, is unlimited and it’s simply a matter of being able to deliver, not the pricing but the access that people need that makes them comfortable that they can avoid disruption to the service side of the delivery.

Elie Radinsky: The second part of that question is, do you insist upon a relatively large co-pay for that population?

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Dr. Howard Berger: The co-pay is very small. If you get into capitation, much like we have here in California, the co-pay, because this is primarily here in California an HMO product, the co-pays are very small. They’re probably in the 10 to $15 range per visit, and that’s distinctly different than the co-pay that commercial payors generally charge their enrollees, which tends to be in the neighborhood of 20% plus for a participating provider of the cost of that procedure, so you could be talking about, you know, 100 to $200 for an MRI. When you get into these kind of co-pays, generally speaking, it’s relatively nominal.

Elie Radinsky: So how do you manage utilization under a capitated arrangement if it’s only a 10 or $15 co-pay?

Dr. Howard Berger: Well, the utilization really has nothing to do with the co-pay, per se. It’s a matter of us having the responsibility for doing preauthorization or recommendation for the procedure before it’s done and utilize the tools that we’ve set up in order to screen and make certain that, not only is the procedure necessary but is the right procedure being done. So in a typical population, about 50% of all of the imaging that’s done is—excuse me, of the cost of imaging that’s done is advanced imaging as opposed to only it representing 20% of the volume. So we focus on those more expensive procedures by requiring the referring physicians to give us the critical information that then we can determine whether or not the procedure needs to be done and are they doing the right procedure. So at the end of the day, what we provide is not just good utilization but good medicine because most of the people who refer these exams out are not necessarily the specialists but your general practitioners and internists that tend to be less familiar with the clinical indications and appropriateness of doing the advanced imaging.

Elie Radinsky: Okay. Are you in a number of states that are going to be fully participating in the Affordable Care Act? I was just wondering your thoughts on utilization in the next two quarters going into the Affordable Care Act. Are we going to see weaker utilization because certain people are then going to be expected to gain insurance under the Affordable Care Act? So if you just talk about your thoughts on utilization in the next two quarters, and then once the Affordable Care Act goes into full effect on January of 2014, what potential benefits that may have for you.

Dr. Howard Berger: Well, they’re almost both the same kind of answer, Elie. What will happen, in our estimation, as a result of—assuming any of this gets implemented, by the way. What we see happening are primarily people who are otherwise healthy and who have pretty much elected not to have healthcare because of the cost moving into healthcare programs, whether it’s something directly from the government or possible some of the healthcare exchanges, insurance exchanges. I—we believe utilization will actually go up, but what’s interesting is we don’t expect that utilization to necessarily go up in advanced imaging. When you look at the demographics of people that are currently not insured, they tend to be younger and healthier people; in other words, not necessarily more of the senior vintage that tends to be sicker or needs more of these services. As these people start to get insurance, things like mammography or ultrasound or X-ray are likely to be more frequently utilized because they’re going to see a doctor more regularly, but generally speaking, unless they have a more serious illness, they’re not going to get the advanced imaging.

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So in our situation, we expect there to actually be an increase in routine imaging, not necessarily in advanced imaging, but ultimately, it’s the routine imaging that will bring us more referrals throughout the organization. So we look at the Affordable Care Act as one that will drive revenue, and we expect that potentially to start ramping up in the fourth quarter of this year as more and more of the companies are faced with the decision-making of how they’re going to supply insurance when they were previously not.

Elie Radinsky: Okay. Thank you very much.

Dr. Howard Berger: Thank you, Elie.

Operator: We’ll go next to Daniel English at Heights Capital Partners (ph).

Chris Owen (ph): Hi, good morning. This is Chris Owen standing up for Dan.

Mark Stolper: Hi, Chris.

Chris Owen: Hi, how are you? My first question pertains to the balance sheet. It looks like receivables consumed $23 million worth of cash in the first half of the year. Is that trend going to continue, or do you expect some relief on that?

Mark Stolper: Yes, there’s always—or usually, I should say, an AR increase in the first half of the year as it relates to deductibles and sort of—and the delay of collecting cash, you know, in the first half of the year, and as patients—essentially, as we bill their insurance companies and they have a patient portion responsibility because of the deductibles, that we then have to go after the patient for that and so it delays collection of cash. But another increase in that AR is the result of our acquisition of Lennox Hill, which added a significant amount of AR from last year. So it’s a little of both of those and we would expect a fair amount of that to reverse in the second half of the year from a cash standpoint.

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Chris Owen: Okay, so it’s fair to say that you expect accounts receivable to be a net consumer of cash, and if so, how much for the year?

Mark Stolper: No, I’m saying what we would expect is that, in the second half of the year, we often see a—if it’s consumed cash in the first half of the year, we often see a reversal.

Chris Owen: So in other words, you should be—if accounts receivable don’t consume cash in 2013, you should get an operating cash flow benefit of $23 million in the last six months of the year?

Mark Stolper: Yes, theoretically, but as we grow the business, we generally see some consumption of cash due to buildup of AR.

Chris Owen: Okay, I guess my question is how much cash do you expect accounts receivable to consume this year?

Mark Stolper: We don’t know. We don’t—and, you know, it’s highly dependent upon DSOs, it’s highly dependent upon credentialing holds and other things that, you know, are normal delays of cash; if we have new doctor groups and we have to credential them or new doctors come in. So it’s not something that we can, you know, predict very accurately, which is why we don’t put it in our guidance.

Chris Owen: Okay, but you would think that working capital would decline in the second half of the year given the seasonality that you mentioned.

Mark Stolper: Correct.

Chris Owen: Okay. And then the second question, I know you guys mentioned this 10.375 bond that’s callable in April of 2014 and, you know, some—and your intent to refinance it if the financial resources are there at that time, and you mentioned that that is the most expensive part of your capital structure. I guess I would disagree. You know, if you look at your—the midpoint of your free cash flow guidance and your market capitalization, the free cash flow yield on the stock is over 30%. So my understand is that you have $25 million available under the covenants to repurchase the subordinate part of your capital structure, and I just was wondering what your thoughts on—are on purchasing equity at this point, repurchasing equity.

Mark Stolper: Sure. Sure, I agree with you that, you know, our equity cost of capital, per se, because of the free cash flow yield, is the most expensive part of our capital structure for—in my prepared remarks, I was really discussing the balance sheet as it relates to the debt side of our capital.

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Chris Owen: Sure.

Mark Stolper: So I want you to be clear on that. We do have a bucket, as you said, in our credit facility that allows for us to repurchase junior capital with, you know, cash on hand or revolver, which means that we could repurchase either our senior unsecured notes and/or equity. We have had those discussions at the Board level. Obviously, at this point, we haven’t done either, but they continue to be ongoing discussions. Right now, our bonds are trading at 1.065, which, you know, is a consideration when we’re looking at, you know, the yield on putting that capital to work by repurchasing our bonds. But it’s an ongoing discussion as to what the best use of our capital is. You know, we also feel like, you know, certain acquisitions, when we can buy them at three times EBITDA, has an extraordinary return on equity, you know, in those cases, so it’s—we’re in a very good position here where we think we’re going to be accumulating cash in the second half of the year and we have a number of outlets for that cash which I think will be accretive to shareholders, whether it’s being put to repurchase shares, whether it’s being put to repurchase debt or whether it just positions ourself to call our bonds at some point, you know, and refinance those at a much lower rate.

Chris Owen: Yes, I just—as a—personally, as an owner of part of the Company, you know, if I had—for instance, if I had two mortgages on my house and one mortgage paid 10.375% and was tax deductible and one mortgage I had to pay 31% on and was not tax deductible, I would pay down the 31% mortgage as fast as possible, and I think that’s the best and the highest use of capital for the Company, in my opinion, so thank you very much. (Cross talking).

Mark Stolper: Yes, I appreciate the perspective, thank you.

Chris Owen: Okay, thanks.

Operator: And we’ll take our next question from Alan Weber at Robotti & Company.

Alan Weber: Hi. One question was when you talk about the routine imaging, can you talk about, in the core markets you’re in, the east, what percent is done in independent centers like RadNet compared to five years ago or 10 years ago? I’m just trying to understand kind of that trend.

Dr. Howard Berger: When you say, what percentage is done by RadNet (cross talking)?

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Alan Weber: Not RadNet specifically but independent—you know, your competitors. In other words, you made the comment several times on this call that—the importance of being able to provide the routine tests and being accessible is very important, and I’m just trying to understand, over the last five or 10 years, in volumes, how—what direction that has really gone.

Dr. Howard Berger: Well, the direction over the last five or 10 years has been a movement of these procedures out of the hospitals and into freestanding imaging centers, both because of access and also because of cost. That trend is continuing now primarily because of the differential between what hospitals generally get reimbursed versus what outpatient imaging centers. When you get to certain modalities, for example like mammography, probably 90% of all mammography is done outside of the hospitals. As you tend to look at other procedures, it may not be quite that extensive but certainly for routine imaging, the vast majority of all imaging is done outside of the hospitals.

Alan Weber: And is that—and what percent of that is done in, you know, in the doctor’s office or by—and I know there’s a conflict there, but it still takes place.

Dr. Howard Berger: Well, generally speaking, most doctors, if they’re doing any kind of imaging, it’s limited to just X-ray. You do have certain specialties like orthopedic surgeons and oncologists that may get MRI scanners or CT scanners, but non-radiologists doing imaging are primarily limited to X-ray and mostly to people like internists and general practitioners, but that seems to also be a trend which is slowly being wrung out of the system.

Alan Weber: Which is a positive for RadNet.

Dr. Howard Berger: Yes, a big positive. It’s also a positive for the industry and healthcare in general because, most of the time, when these are done in non-radiology centers, they’re not done with the quality and with the capabilities that people who specialize in this part of the industry are capable of doing.

Alan Weber: Okay. My other quick question was, when you talk about the second half of the year, how much of a positive impact does Barnabas have in EBITDA because, on the first quarter call, I think you mentioned a few kind of centers that were under construction with Barnabas that I guess were losing money that should become, you know, up and running in the second half of the year. I’m just curious, you know, if it’s meaningful or not.

Dr. Howard Berger: The two centers that we have that will be joined by other centers in the second half of the year are now positive in terms of their profitability and are doing extremely well, but the Barnabas relationship goes into more than just the ownership of centers. It goes into other management services that we’re providing to some of their hospitals and imaging centers themselves, as well, as I discussed, a whole utilization management program that we’re doing with them on their self-insured employees that the employees and their dependents are now benefiting from and which we are able to benefit from also. We expect that to be a constant opportunity for improvement as the existing operations get better, but also as the opportunities expand within Barnabas for initiatives that we are constantly looking at with them.

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Alan Weber: Okay, great. And I guess my last comment was the previous call was talking about buying back stock and I, you know, I think these comments all make sense and, hopefully, you really do, you know, kind of put the numbers on paper just to see really how much more beneficial buying back stock, if what you talk about turns out to be correct over the next, you know, five years, is compared to just the benefit of what you might save in a refinancing. And I’m not saying the refinancing isn’t the right thing because I don’t think they’re mutually exclusive.

Dr. Howard Berger: Yes. I agree with you, Alan, and as you would hopefully predict, we are looking at all options at all times.

Alan Weber: Okay, great. Thank you very much.

Dr. Howard Berger: Okay, thank you, Alan.

Mark Stolper: Thank you.

Operator: And we’ll go next to Robert Felix with JP Morgan.

Robert Felix: Hi, guys. Thanks for taking my call. Just a very brief question. I seem to think that the eRAD rollout, internally, was supposed to have been completed sooner than it appears. Can you comment on that?

Dr. Howard Berger: Sure. You’re right, it was supposed to be done sooner but it is a complicated and very important part of our future business needs and we decided to dial it back, do it a little bit more slowly because we’ve gotten a number of comments internally from our radiologists and our employees about enhancements or things that you can only really start appreciating once you begin testing the system. So while I think we could have rolled it out faster, I think that that would have been ill-advised for us and going the slower route will ensure, you know, longer-term success and be less disruptive.

That being said, we’re pretty engaged in this right now in a very aggressive manner, and while we can’t make up for the lost time, we have a whole lot more confidence that the product, when it rolls out, will be fully functional as we unfold it, and we expect this process to be complete probably within, you know, nine months.

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Robert Felix: Excellent (ph). That’s a long pushback considering the fact you were, I think if my memory serves me, going to save about 4 million a year, which, you know, considering the numbers, those are significant numbers.

Dr. Howard Berger: Well, it is—they’re significant numbers but I’m concerned about almost 800 million of revenue more than I am 4 million of savings. The savings will be there but we can’t afford it to be so disruptive that we, you know, endanger protecting the revenue side of this, so…

Robert Felix: That makes all the sense in the world.

Dr. Howard Berger: Yes.

Robert Felix: In other words, what you’re saying to me is you can’t roll out the system and enhance it as you go along, as there are criticisms or suggestions, because it’s been my impression that this was a fully functional system, that you have been enhancing from day one.

Dr. Howard Berger: Actually, that’s only partially true. There’s two primary—well, three primary components to this. One is the picture archiving side; that’s PACS, and that was a full product when we bought it about three years ago. Its counterpart, which is the RIS system, the radiology information system, which you use for scheduling and transcription and demographics, et cetera, was non-existent and that we have been building now for a little over two years. And the third part of it is a—is related to voice recognition which we bought the engine for that from a company called Multimodal, or M*Modal, and which is being integrated into this product and which we don’t have complete control of the technology and the ability for it to achieve the opportunities that we know it’s capable of, so we’ve been working with the company with that, and then it has to get integrated into our RIS system and our PACS system.

It’s a rather substantial undertaking, to say the least, and also, the Company’s been growing so we’ve been adding more centers and having to deal with, you know, how do we fit in all of our centers into some cogent and operationally intelligent rollout plan.

Robert Felix: Thank you very much. We’ll talk again. I appreciate it.

Dr. Howard Berger: Thank you.

Mark Stolper: Thanks, Bob.

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Operator: And that does conclude today’s question and answer session. At this time, I’d like to turn it back to management for any closing remarks.

Dr. Howard Berger: I would, again, like to thank everybody for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services and focus on return on investment for all stakeholders. Thank you for your time today and I look forward to our next call. Good day, everybody.

Operator: And that does conclude today’s conference. Again, thank you for your participation.

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